EXHIBIT 10.43

[ACLARA BioSciences, Inc. Letterhead]

[Date], 2003

[Director Name]

[Address]

Re:	Non-Employee Director Change in Control Agreement

Dear Mr/s. ____________:

ACLARA BioSciences, Inc. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous service of the Company’s non-employee directors. In this regard, the Company’s Board of Directors (the “Board”) has decided to reinforce and encourage the continued attention and dedication of non-employee members of the Board, including yourself, to their duties without the distraction arising from the possibility of a change in control of the Company.

The Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the benefits set forth in this Agreement in the event of a Hostile Takeover (as defined below) or a Change in Control (as defined below).

1.    Term of Agreement.    This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2003; provided, however, that commencing on January 1, 2004 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given you notice that it does not wish to extend this Agreement.

2.    Change in Control/Hostile Takeover.    You shall receive no benefits under this Agreement unless there has been a Change in Control or a Hostile Takeover.

(a)  For purposes of this Agreement, a “Change in Control” shall mean (i) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 15% or more of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Board; (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company’s then outstanding Voting Securities of the Company or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of the Company’s assets; (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company; or (v) the individuals constituting the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board.

(b)  For purposes of this Agreement, a “Hostile Takeover” means a transaction or series of transactions that results in any person acquiring Beneficial Ownership of more than 50% of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Board.

(c)  Upon the occurrence of a Change in Control or a Hostile Takeover during the term of this Agreement, you shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall immediately lapse.

3.    Successors; Binding Agreement.    This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.    Notice.    For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the 1934 Act shall be deemed also to refer to any successor provisions to such sections. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

6.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior agreement or policy to which you are a party with respect to any acceleration of vesting of your stock options and/or lapsing of restrictions on your restricted stock as a result of a Hostile Takeover or Change in Control.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

ACLARA BIOSCIENCES, INC.

By:
Its:

Agreed and Accepted,

this ____ day of ________, 2003.

[Director Name]